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For Immediate Release

Champions Oncology Reports Results for the Quarter Ended October 31, 2013

Hackensack, NJ – December 12, 2013 – Champions Oncology, Inc. (OTC: CSBR), engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs, announced today its financial results for the fiscal quarter ended October 31, 2013.

Recent Highlights:

•	Signing of a $1.9 million technology licensing deal with a large pharmaceutical company in December
•	Acceleration of the scaling of the TumorBank through a research collaboration with an NCI designated comprehensive cancer center
•	Initiation of a 30 patient research trial in breast cancer
•	63% revenue growth over prior year’s second quarter
•	Strong cash collection resulting in $7.6 million of cash on the balance sheet

Joel Ackerman, Champions Oncology CEO, stated, “The second quarter of fiscal 2014 was another very successful quarter for the company. We are expanding our reach through a variety of partnerships that increases the value of our platform. The quarterly results also demonstrate the success of our business model in commercializing the platform.”

Revenue was $2.4 million, as compared to $1.5 million for the three months ended October 31, 2012, an increase of 63.4%. Revenue was $5.4 million, as compared to $3.6 million for the six months ended October 31, 2012, an increase of 51.6%. Total operating expenses were $4.1 million, as compared to $3.4 million for the three months ended October 31, 2012. Total operating expenses were $7.9 million, as compared to $7.1 million for the six months ended October 31, 2012.

Champions reported a loss from operations of $1.7 million as compared to a loss from operations of $1.9 million for the three months ended October 31, 2012. Excluding stock-based compensation of $0.48 million and $0.62 million for the three months ended October 31, 2013 and 2012, Champions recognized a loss from operations of $1.2 million and $1.3 million for three months ended October 31, 2013 and 2012, respectively. Champions reported a loss from operations of $2.5 million as compared to a loss from operations of $3.5 million for the six months ended October 31, 2012. Excluding stock-based compensation of $1 million and $1.4 million for the six months ended October 31, 2013 and 2012, Champions recognized a loss from operations of $1.5 million and $2.1 million for six months ended October 31, 2013 and 2012, respectively.

Operating Results

Personalized Oncology Solutions (POS):

The number of implants during the quarter was 69, an increase of 53% over the same period last year. 55 of the implants were from the commercial POS efforts, an increase of 22% over the prior year. This increase was the result of growing visibility with patients and physicians, the reduction in patient costs per implant and expanding our international operations. 14 of the implants were the result of a research partnership Champions has initiated with an academic medical center. This partnership is expected to enable Champions to accelerate the growth of its TumorBank in particular tumor types and further Champions’ efforts to validate the TumorGraft platform for biomarker development.

The number of patients for whom studies were completed was 28 for the quarter, an increase of 211% over the same period last year. The increase in patient studies is the result of higher implant volumes in the recent quarters which lead to studies in subsequent quarters. POS revenues were $0.6 million and $0.5 million for the three months ended October 31, 2013 and 2012, respectively, an increase of $0.1 million or 35.7%. The increase is due to the increase in our core products and services of $0.3 million which was offset by a decrease in our non-core products and services of $0.2 million. This is due to the strategic decision to focus on our core products and services. POS revenues were $1.2 million and $1.4 million for the six months ended October 31, 2013 and 2012, respectively, a decrease of $0.2 million or 9.6%.

POS cost of sales was $0.7 million and $0.6 million for the three months ended October 31, 2013 and 2012, respectively, an increase of $0.01 million, or 25.8%. POS cost of sales was $1.5 million and $1.4 million for the six months ended October 31, 2013 and 2012, respectively, an increase of $0.1 million, or 12.6%. For the three months ended October 31, 2013 and 2012, gross margins for POS were -17.5% and -26.8%, respectively. For the six months ended October 31, 2013 and 2012, gross margins for POS were -22.5% and 1.7%, respectively. The gross margin in this business segment fluctuates based on a number of factors including business mix, pricing and volumes.

Translational Oncology Solutions (TOS):

TOS revenues were $1.8 million and $1.0 million for the three months ended October 31, 2013 and 2012, respectively, an increase of $0.8 million, or 76.2%. TOS revenues were $4.2 million and $2.2 million for the six months ended October 31, 2013 and 2012, respectively, an increase of $2 million.

TOS cost of sales was $0.7 million and $0.5 million for the three months ended October 31, 2013 and 2012, respectively, an increase of $0.2 million, or 46.9%. TOS cost of sales was $1.6 million and $1.2 million for the six months ended October 31, 2013 and 2012, respectively, an increase of $0.4 million, or 34.2%. For the three months ended October 31, 2013 and 2012, gross margins for TOS were 60% and 53%, respectively. For the six months ended October 31, 2013 and 2012, gross margins for TOS were 62% and 46%, respectively. The increase in gross margin is due to the leveraging of the fixed component of cost of sales over a higher revenue amount and the absorption of certain costs associated with this quarter’s revenue in previous quarters.

Research and development expense was $0.7 million and $0.4 for three months ended October 31, 2013 and 2012, respectively. Research and development expense was $1.1 million and $0.8 for six months ended October 31, 2013 and 2012, respectively. Sales and marketing expense for both the three months ended October 31, 2013 and 2012 were $0.7 million. Sales and marketing expense for the six months ended October 31, 2013 and 2012 were $1.3 million and $1.4 million, respectively. General and administrative expense was $1.3 million and $1.2 million for the three months ended October 31, 2013 and 2012, respectively. General and administrative expense for both the six months ended October 31, 2013 and 2012 was $2.3 million.

Conference Call Information:

The Company will host a conference call on Thursday, December 12, 2013, at 4:30 p.m. ET to discuss its fourth quarter financial results. To access the conference call, domestic participants should dial 800-875-3456, Canadian participants should dial 800-648-0973, and international participants should dial 302-607-2001. The participant passcode is “Champions Oncology”.

Full details of the Company’s financial results will be available Friday, December 13, 2013 in the Company’s Form 10-Q at www.championsoncology.com.

* Non-GAAP Financial Information

See the attached Reconciliation of GAAP loss from operations to non-GAAP loss from operations for an explanation of the amounts excluded to arrive at non-GAAP loss from operations and related non-GAAP loss from operations per share amounts for the three and six months ended October 31, 2013 and 2012. Non-GAAP financial measures provide investors and management with supplemental measures of operating performance and trends that facilitate comparisons between periods before and after certain items that would not otherwise be apparent on a GAAP basis. Certain unusual or non-recurring items that management does not believe affect the Company’s basic operations do not meet the GAAP definition of unusual or non-recurring items. Non-GAAP loss from operations and non-GAAP loss per share are not, and should not be viewed as a substitute for similar GAAP items. We define non-GAAP dilutive loss per share amounts as non-GAAP loss from operations divided by the weighted average number of diluted shares outstanding. Our definition of non-GAAP loss from operations and non-GAAP diluted loss per share may differ from similarly named measures used by others.

About Champions Oncology, Inc.

Champions Oncology, Inc. is engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs. The Company’s TumorGraft Technology Platform is a novel approach to personalizing cancer care based upon the implantation of primary human tumors in immune deficient mice followed by propagation of the resulting engraftments, or TumorGrafts, in a manner that preserves the biological characteristics of the original human tumor in order to determine the efficacy of a treatment regimen. The Company uses this technology in conjunction with related services to offer solutions for two customer groups: Personalized Oncology Solutions, in which results help guide the development of personalized treatment plans, and Translational Oncology Solutions, in which pharmaceutical and biotechnology companies seeking personalized approaches to drug development can lower the cost and increase the speed of developing new drugs. TumorGrafts are procured through agreements with a number of institutions in the U.S. and overseas as well as through its Personalized Oncology Solutions business.

This press release may contain "forward-looking statements" (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties. Champions Oncology generally uses words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. One should not place undue reliance on these forward-looking statements. The Company's actual results could differ materially from those anticipated in the forward-looking statements for many unforeseen factors. See Champions Oncology's Form 10-K for the fiscal year ended April 30, 2013 for a discussion of such risks, uncertainties and other factors. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and Champions Oncology's future results, levels of activity, performance or achievements may not meet these expectations. The Company does not intend to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or to changes in Champions Oncology's expectations, except as required by law.

Champions Oncology, Inc.

(Dollars in thousands except per share amounts)

Reconciliation of GAAP to Non-GAAP Loss from Operations (Unaudited)

	Three Months Ended October 31,		Six Months Ended October 31,
	2013	2012	2013	2012
Loss from Operations - GAAP	$(1,701)	$(1,916)	$(2,472)	$(3,516)
Less:
Stock-based compensation	476	624	1,028	1,364
Loss from Operations - non-GAAP	$(1,225)	$(1,292)	$(1,444)	$(2,152)

Reconciliation of GAAP EPS to Non-GAAP EPS (Unaudited)

	Three Months Ended October 31,		Six Months Ended October 31,
	2013	2012	2013	2012
EPS – GAAP	$(0.03)	$(0.04)	$(0.07)	$(0.07)
Less:
Effect of stock-based compensation on EPS	0.01	0.01	0.02	0.03
EPS - non-GAAP	$(0.02)	$(0.03)	$(0.05)	$(0.05)

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended October 31,		Six Months Ended October 31,
	2013	2012	2013	2012
POS operating revenue	$623	$459	$1,245	$1,377
TOS operating revenue	1,760	999	4,158	2,187
Total operating revenue	$2,383	$1,458	$5,403	$3,564

Cost of POS	732	582	1,525	1,354
Cost of TOS	698	475	1,576	1,174
Research and development	677	436	1,079	823
Sales and marketing	698	680	1,340	1,389
General and administrative	1,279	1,201	2,355	2,340

Loss from Operations	$(1,701)	$(1,916)	$(2,472)	$(3,516)

Other (Loss) Income	(614)	(57)	(2,078)	223

Net Loss before income tax expense	$(2,315)	$(1,973)	$(4,550)	$(3,293)
Income taxes	3	1	6	4
Net Loss	$(2,318)	$(1,974)	$(4,556)	$(3,297)

Condensed Consolidated Balance Sheets as of (Unaudited)

	October 31,	April 30,
	2013	2013
Cash and cash equivalents	$7,572	$9,561
Accounts receivable	1,462	500
Other current assets	219	315
Total current assets	9,253	10,376

Restricted cash	193	192
Property and equipment, net	387	414
Goodwill	669	669
Total assets	$10,502	$11,651

Accounts payable and accrued liabilities	$1,311	$1,815
Deferred revenue	1,958	1,114
Total current liabilities	3,269	2,929

Warrant liability	3,094	1,046
Redeemable common stock	16,882	16,882
Stockholders’ deficit	(12,743)	(9,206)
Total liabilities, redeemable common stock and stockholders’ deficit	$10,502	$11,651

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended October 31,
	2013	2012
Cash flows from operating activities:
Net Loss	$(4,556)	$(3,297)
Adjustments to reconcile net cash used in operations:
Stock-based compensation expense	1,028	1,364
Depreciation expense	102	103
Change in fair value of warrant liability	2,048	(233)
Changes in operating assets and liabilities	(524)	(491)
Net cash used in operating activities	(1,902)	(2,554)

Cash flows from investing activities:
Purchases of property and equipment	(76)	(28)
Net cash used in investing activities:	(76)	(28)

Cash flows from financing activities:
Private placement of common shares and warrants	9	-
Net cash provided by financing activities:	9	-

Exchange rate effect on cash and cash equivalents	(20)	27
Increase in cash and cash equivalents	(1,989)	(2,555)
Cash and cash equivalents, beginning of period	9,561	4,716
Cash and cash equivalents, end of period	$7,572	$2,161